UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Committee for Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) is disclosing the Joint Pre-Trial Stipulation and [Proposed] Order in In re Aerojet Rocketdyne Holdings, Inc., C.A. No. 2022-0127-LWW, as additional soliciting materials.

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This document is being sent by members of the Committee in their individual capacity, and not on or behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). No Company resources were used in connection with these materials. On May 3, 2022, Eileen P. Drake and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization filed a definitive solicitation statement with the Securities and Exchange Commission in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE AEROJET ROCKETDYNE	)	CONSOLIDATED
HOLDINGS, INC.	)	C.A. No. 2022–0127-LWW
PUBLIC VERSION FILED
MAY 18, 2022

JOINT PRE-TRIAL STIPULATION AND [PROPOSED] ORDER

Pursuant to Court of Chancery Rule 16, and subject to the approval of the Court, Plaintiffs and Counterclaim Defendants Warren G. Lichtenstein, James R. Henderson, Audrey A. McNiff and Martin Turchin (together, “Plaintiffs”) and Defendants and Counterclaim Plaintiffs Eileen P. Drake, Thomas A. Corcoran, General Kevin P. Chilton USAF (Ret.), and General Lance W. Lord USAF (Ret.) (together, “Defendants”), and nominal party Aerojet Rocketdyne Holdings, Inc. (“Aerojet” or the “Company”), submit this Joint Pre-Trial Stipulation and [Proposed] Order (the “Pre-Trial Order”). Plaintiffs, Defendants and the Company (each a “Party,” and together, the “Parties”) reserve the right to modify this Pre-Trial Order by agreement with approval of the Court.

I.	NATURE OF THE ACTION

1. This action arises from a disagreement among the members of the board of directors of the Company (the “Board”) over the nomination of directors for election at the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”). As a result of their disputes, Plaintiffs and Defendants are now engaged in a proxy contest leading up to the Annual Meeting (the “Proxy Contest”).

2. Plaintiffs allege that half of the evenly divided Board improperly arrogated to itself the power to speak and act on behalf of the Company and used Company resources to discredit the other half. Plaintiffs seek a declaration that various actions purportedly taken by Defendants on behalf of the Company without authorization were unauthorized, invalid and void; a permanent injunction prohibiting Defendants from taking any action on behalf of the Company without authorization; a permanent injunction specifying that the Company and its officers, employees, agents and advisors must remain neutral in connection with the Annual Meeting and the proxy contest; an order requiring the Company to issue corrective disclosures ; and order invalidating and prohibiting the use of any proxies granted in favor of Defendants on or before the issuance of the corrective disclosures; and other relief sufficient to level the playing field leading up to the Annual Meeting. Plaintiffs also seek an order holding Defendants in contempt.

3. Defendants respond that they reasonably believed that Steel Partners posed an imminent and palpable threat to the Company and its stockholders, which culminated in Steel Partners’ initiation of a proxy contest through which it aims to install a majority Steel Partners-aligned Board to vest Board-level control in the hands of Warren Lichtenstein. Defendants also believed reasonably and in good faith that they had an obligation to protect the Company and that they had the authority to take each action at issue in this case. Defendants further allege that

Plaintiffs come to this Court with unclean hands including, but not limited to, preventing the Company from responding to the threat posed by Mr. Lichtenstein’s attempt to seize control, by refusing to recuse themselves on matters in which they have material conflicts of interest and by misrepresenting and concealing information in disclosures to the Board and stockholders. Defendants seek: (a) dismissal of Plaintiffs’ Complaint; (b) the denial of all relief requested by Plaintiffs; (c) declarations that Plaintiffs breached fiduciary duties owed to the Company and its stockholders and have acted with unclean hands; (d) an order that Plaintiffs should recuse themselves from Board decisions regarding Steel Partners; (d) damages; and (e) such other relief as may be just and proper.

II.	STATEMENTS OF FACT WHICH ARE ADMITTED AND REQUIRE NO PROOF

4. The facts set forth below have been admitted or stipulated as true and require no proof. The inclusion of any fact herein is not an admission or acknowledgment of its relevance to any issue in this action. The undisputed facts are as follows:

A.	Parties and Non-Parties

5. Plaintiff Warren G. Lichtenstein has served as a Board member since 2008. He served as Chairman of the Board from 2013 to 2016 and has served as the Company’s Executive Chairman since 2016. Mr. Lichtenstein is the Executive

Chairman of Steel Partners Holdings GP Inc. (“Steel Holdings GP”), the general partner of Steel Partners Holdings L.P. (“Steel Holdings” and together with its affiliates, “Steel”), a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies. SPH Group Holdings LLC (“SPHG Holdings”), an indirect subsidiary of Steel Holdings, is the direct beneficial owner of 1,497 shares of Aerojet common stock and, with certain other Steel Holdings affiliates, beneficially own 4,391,455 shares of Aerojet common stock, constituting approximately 5.5% of Aerojet’s outstanding common stock.1 Steel first invested in a Company predecessor, GenCorp, in approximately 2000. Since the time Mr. Lichtenstein became a director of the Company in 2008, the Company’s stock price has risen by approximately 300%.

6. Plaintiff Audrey A. McNiff has served as a Board member since 2020. She serves on the Audit Committee and the Corporate Governance & Nominating Committee. Ms. McNiff is a Trustee of the Ann Romney Center for Neurologic Diseases at the Brigham and Woman’s Hospital, a collaborative global pursuit to accelerate treatments, preventions and cures of neurologic diseases, and she serves on the board of directors and as Vice Chair of Finance of the John A. Hartford Foundation, an organization dedicated to enhancing the health of older people.

[1]	Steel Holdings GP, Steel Holdings, and SPHG Holdings are each named Counterclaim Defendants.

Ms. McNiff was formerly a Partner and the Global Head of Foreign Exchange Sales and Derivatives Prime Brokerage at The Goldman Sachs Group, Inc. (NYSE: GS), an investment bank and financial services company.

7. Plaintiff Martin Turchin has served as a Board member since 2008. He serves on the Audit Committee and the Corporate Governance & Nominating Committee. Mr. Turchin is a non-executive Vice Chairman of CBRE Group, Inc. (NYSE: CBRE), a commercial real estate services and investment firm.

8. Plaintiff James R. Henderson has served as a Board member since 2008. He serves as the Chairman of the Audit Committee and also serves on the Corporate Governance & Nominating Committee. Mr. Henderson previously served as the Chief Executive Officer of Armor Express, a manufacturer and distributor of high performance body armor systems, from January 2018 to December 2021.

9. Defendant Kevin P. Chilton, a retired U.S. Air Force four-star general, has served as a Board member since 2018. He serves as the Chairman of the Organization & Compensation Committee. During his 34 years in the Air Force, Gen. Chilton served as Commander, U.S. Strategic Command. He is also the former commander of Air Force Space Command, a former astronaut, and Deputy Program Manager for the International Space Station.

10. Defendant Thomas A. Corcoran has been a member of the Company’s Board since 2008. Mr. Corcoran serves as the Chairman of the Corporate

Governance & Nominating Committee and also serves on the Organization & Compensation Committee. He has worked at a number of companies supporting the United States’ national defense, having held senior executive positions in the defense, aerospace, and other industries since 1967. Mr. Corcoran worked for 26 years at General Electric, where he held a number of executive positions. He was senior advisor to the Carlyle Group and served in executive positions for Gemini Air Cargo, Inc., Allegheny Teledyne Incorporation and Lockheed Martin Corporation’s Electronic Systems and Space & Strategic Missiles sectors.

11. Defendant Eileen P. Drake, whom Mr. Lichtenstein recruited, has served as the Company’s Chief Executive Officer and President since June 2015. Prior to those roles, she served as the Company’s Chief Operating Officer from March 2015 to June 2015. She has served as a Board member since 2015. Since Ms. Drake became CEO of the Company in 2015, the stock price has approximately doubled.

12. Defendant Lance W. Lord is a retired U.S. Air Force four-star general and has served as a Board member since 2015. He serves on the Audit Committee and the Organization & Compensation Committee. Gen. Lord held a number of significant posts in the military, including Commander, Air Force Space Command, from 2002 to 2006. Gen. Lord has experience as a satellite launch decision authority, and held responsibility for Air Force astronaut activities and Air Force/NASA coordinated operations.

13. Defendants Chilton, Corcoran, Drake and Lord are not members of the Lichtenstein Slate and are collectively identified as the “Defendant Directors” or “Defendants.”

14. Richards Layton & Finger, PA (“RLF”) is Delaware counsel to Defendants. RLF previously served as Delaware counsel to the Company. RLF sought leave to withdraw its appearance on behalf of the Company on March 9, 2022, and obtained leave to withdraw on April 20, 2022.

15. Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) is litigation counsel to Defendants. Gibson Dunn previously served as counsel to the Company for general corporate matters and previously represented the Company in this litigation. Gibson Dunn sought leave to withdraw its appearance on behalf of the Company on March 9, 2022, and obtained leave to withdraw on April 20, 2022.

16. Ballard Spahr LLP is Delaware counsel for Defendants.

17. Arjun Kampani served as General Counsel for the Company until his voluntary resignation on April 3, 2022.

18. Morrison & Foerster LLP (“M&F”) has served as Company counsel in various capacities for many years and was approached about serving as neutral counsel to the Company after this Court entered a temporary restraining order requiring the Company to retain neutral counsel on February 23, 2022.

19. Morris Nichols Arsht & Tunnell LLP (“Morris Nichols”) and Weil, Gotshal & Manges LLP (“Weil Gotshal”) serve as counsel to the Non-Management Committee (defined below).

20. Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) was the firm originally proposed as a candidate to serve as neutral counsel to the Company.

21. Morris James LLP (“Morris James”) currently serves as Delaware counsel to the Company in connection with this litigation, the Proxy Contest and the Annual Meeting.

22. Debevoise & Plimpton LLP (“Debevoise”) currently serves as counsel to the Company in connection with the Proxy Contest and the Annual Meeting.

B.	The Company

23. Aerojet Rocketdyne Holdings, Inc. is a Delaware corporation with its principal place of business in California. The Company is an innovative, technology-based company with businesses across the United States, and it serves customers in the aerospace, defense and real estate markets. The Company’s stock is listed on the New York Stock Exchange under the ticker symbol “AJRD.” As of the filing of this Pre-Trial Order, the Company had a market capitalization of approximately $3.18 billion.

C.	The Board of Directors

24. The Company has an eight-member Board of Directors (the “Board”). The four Plaintiffs constitute half the Board. The four Defendants constitute the other half. The directors are divided regarding the future composition of the Board.

25. Plaintiffs Lichtenstein, McNiff, Turchin and Henderson are members of a slate of director candidates proposed by Steel (the “Lichtenstein Slate”) and are collectively identified as the “Plaintiff Directors” or “Plaintiffs.” The Company’s public filings have identified Plaintiffs McNiff, Turchin and Henderson as independent directors since they joined the Board.

26. Defendants Chilton, Corcoran, Drake and Lord are members of a slate of director candidates proposed by Ms. Drake (the “Drake Slate”) and are collectively identified as the “Defendant Directors” or “Defendants.” The Company’s public filings have identified Defendants Chilton, Corcoran and Lord as independent directors since they joined the Board.

D.	The Merger

27. In early 2020, members of Aerojet management began discussing a potential strategic transaction with Lockheed Martin Corp. (“Lockheed”).

28. In July 2020, Lockheed submitted a non-binding indication of interest contemplating an all-cash merger in which Lockheed would acquire the Company for $47.50 per share.

29. As merger negotiations progressed, Mr. Lichtenstein and Ms. Drake expressed different views regarding the Company’s transaction process and the negotiations with Lockheed.

30. The Company ultimately reached an agreement whereby Lockheed would acquire Aerojet for $56 per share.

31. The relationship between Ms. Drake and Mr. Lichtenstein, while already challenging, deteriorated during the course of the Lockheed negotiations.

32. On October 26, 2020, the Company’s Organization and Compensation Committee (“O&C Committee”) met to discuss succession planning.

33. On December 19, 2020, the Board unanimously approved entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Lockheed and Mizar Sub, Inc., a wholly-owned subsidiary of Lockheed (“Merger Sub”), pursuant to which Merger Sub would merge with and into the Company (the “Lockheed Merger” or “Merger”) and each share of the Company’s outstanding stock would be converted into the right to receive $56.00 per share in cash.

34. On December 20, 2020, the Company entered into the Merger Agreement. Later that day, the Company announced the execution of the Merger Agreement and noted that the transaction would yield stockholders a 33% premium over the price of their stock on the last day prior to the deal’s announcement.

35. At a special meeting of stockholders held on March 9, 2021, the Company’s stockholders approved the Merger Agreement. Steel cast all of its votes in favor of the Merger.

36. The Merger did not close after the stockholder vote because it remained subject to regulatory review by the FTC.

37. Several months later, Mr. Lichtenstein began pushing the management team to engage in contingency planning in case the Merger did not close.

38. On May 10, 2021, Ms. Drake sent Mr. Kampani, a letter titled “Memorandum for Record” (the “May 10 Memo”).

39. After Mr. Lichtenstein received the May 10 Memo on May 18, 2021, he responded by letter on May 25, 2021. Mr. Lichtenstein denied any wrongdoing and affirmed his commitment to the Lockheed transaction.

40. On August 19, 2021, Mr. Kampani, the Company’s general counsel, wrote to Mr. Lichtenstein, stating that some aspects of contingency planning could constitute breaches of the Merger Agreement and could result in Lockheed terminating the transaction and demanding a $150,000,000 break-up fee.

41. At various times, Mr. Lichtenstein complained in writing that Ms. Drake refused to meet with him, and that she and other senior executives were insufficiently responsive to Mr. Lichtenstein’s information requests. Ms. Drake denies those allegations.

42. On September 2, 2021, Ms. Drake sent another letter to Mr. Kampani titled “Memorandum for Record” (the “September 2 Memo”).

43. On September 10, 2021, Mr. Lichtenstein received a memorandum prepared by Mr. Kampani, titled “Guidance Related to Conduct Reported to the Company” (the “Guidance Memo”).

44. Mr. Kampani initially shared the September 2 Memo with Gen. Chilton, Gen. Lord and Mr. Corcoran but not Mr. Lichtenstein, Mr. Henderson, Ms. McNiff or Mr. Turchin.

45. After receiving a copy of the Guidance Memo, Mr. Lichtenstein denied any and all wrongdoing by letter dated September 13, 2022.

46. On September 14, 2022, Mr. Henderson, Ms. McNiff, and Mr. Turchin received a copy of the September 2 Memo for the first time.

47. On October 6, 2021, Ms. Drake sent another letter to the Board titled “Memorandum for Record” (the “October 6 Memo”).

48. On October 13, 2021, the Board formed a committee of the six non-management directors (the “Non-Management Committee”) to investigate the allegations made by Ms. Drake against Mr. Lichtenstein, as well as a subcommittee consisting of Mr. Corcoran and Gen. Lord. Gen. Lord later resigned from the subcommittee. The Non-Management Committee retained Morris Nichols and Weil Gotshal as counsel.

E.	Steel Proposes Board Nominations

49. The Corporate Governance and Nominating Committee did not meet in 2022.

50. In January of 2022, Mr. Lichtenstein asked Mr. Corcoran to resign or otherwise not to stand for re-election.

51. On January 21, 2022, Mr. Corcoran wrote to Mr. Lichtenstein indicating that, for personal reasons, he did not intend to stand for re-election. Later that day, Mr. Lichtenstein called a special meeting of the Board for January 24, 2022 to discuss the Company’s slate of directors for the Annual Meeting.

52. At the Board meeting on January 24, 2022, the Board discussed the Company’s slate. Mr. Lichtenstein proposed that the Company’s slate include all the sitting directors except Mr. Corcoran, who would not stand for re-election. Ms. Drake objected to the proposal on the grounds that it violated the Company’s Corporate Governance Guidelines by bypassing the Governance and Nominating Committee. The Board did not approve Mr. Lichtenstein’s proposal but agreed to meet again later that week.

53. On January 25, 2022, the FTC unanimously determined to reject the Company’s Merger with Lockheed and sued to block it.

54. Later on January 25, 2022, the Company issued a press release addressing the FTC’s decision and made an associated Form 8-K filing with that press release.

55. On January 26, 2022, Mr. Lichtenstein and Steel proposed an agreement between Steel and the Company. Steel would forgo its right to nominate directors if the Company agreed that its slate at the next annual meeting would consist of all the current incumbents except for Mr. Corcoran, who would continue to serve but would not stand for re-election.

F.	Steel Nominates a Slate

56. On January 28, 2022, Steel delivered a letter to the Company purporting to nominate a slate of seven director candidates for election at the Company’s upcoming Annual Meeting. Steel’s slate included four incumbent directors—Plaintiffs Lichtenstein, Turchin, McNiff and Henderson—and three new director candidates. Representatives of Steel told the Company that Steel remained willing to compromise to avoid a contested election but felt the need to act to protect its rights.

57. Later that day, Mr. Kampani stated that Mr. Corcoran had not made a final decision as to whether to seek another term as a director.

58. On the evening of January 30, 2022, the Non-Management Committee met and reached an agreement in principle on the slate Steel had proposed on

January 26, 2022 consisting of all the current incumbents except for Mr. Corcoran, subject to agreement among the parties’ lawyers on certain details and definitive documentation.

59. On January 31, 2022, Morris Nichols circulated draft resolutions purporting to memorialize the Non-Management Committee’s agreement. Ms. McNiff replied that she did not believe those resolutions reflected the consensus from the meeting.

60. Mr. Kampani and the Company’s outside counsel stated that aspects of Steel’s proposal were unacceptable and that any agreement between the Company and Steel required Lockheed’s consent.

61. Also on January 31, 2022, Gen. Chilton, Mr. Corcoran and Gen. Lord called a special Board meeting to discuss Steel’s January 28, 2022 notice and the Company’s response. Plaintiffs refused to attend the meeting.

62. On February 1, 2022, Mr. Lichtenstein sent an email to Mr. Kampani requesting that any press releases or other public disclosures by, for or in the name of the Company should be provided to all Board members so that they could review and provide any comments before the disclosures were issued or filed.

63. Just after close of business on February 1, 2022, Steel amended its Schedule 13D to disclose the nomination of its slate.

64. Without securing Board approval, or providing Plaintiffs prior notice, the Company issued a press release at 7:07 p.m. on February 1, 2022 (the “February 1 Press Release”) stating:

Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) (the “Company”) today confirmed that it has received documentation purporting to give notice of stockholder nomination of individuals for election as directors at the Company’s 2022 annual meeting of stockholders….

The Company today also confirmed an ongoing internal investigation involving Mr. Lichtenstein. The investigation is being conducted under the oversight of a committee of independent directors of the Company, three of whom were not included in SPHG Holdings’ proposed slate of directors. The Company noted that the investigation is not related to the Company’s operations or financial reporting.

The Company believes that Mr. Lichtenstein’s decision to cause SPHG Holdings to launch a disruptive proxy contest at this time may ultimately be driven by his personal concerns and desire to secure his board position and gain leverage in the context of the Company’s internal investigation. The Company is disappointed that, at a critical time for the Company, Mr. Lichtenstein has decided to take these actions to launch a proxy fight.

65. On February 2, 2022, the Company made two SEC filings enclosing the February 1 Press Release.

66. Also on February 2, 2022, Gen. Chilton, Mr. Corcoran, and Gen. Lord called another special Board meeting to coordinate the Board’s response to Steel’s proxy contest. Plaintiffs did not attend, and the Board did not reach a quorum at the meeting.

G.	The February 4 Board Meeting

67. The Board convened on February 4, 2022, at 11:00 a.m. The directors discussed Company business and received an update on the Lockheed transaction, as well as the process of drafting the Company’s 2021 Form 10-K.

68. Mr. Corcoran then presented resolutions proposed by Gen. Chilton, Mr. Corcoran, and Gen. Lord (the “CCL Resolutions”). If adopted, the CCL Resolutions would have delegated to a newly created committee composed of Gen. Chilton, Mr. Corcoran and Gen. Lord (the “CCL Committee”) the power to:

(i)	speak on behalf of the Company in connection with the upcoming election;

(ii)	exercise all the power and authority of the Board in connection with the Merger Agreement with Lockheed;

(iii)	issue public filings on behalf of the Company; and

(iv)	take over the investigation from the Non-Management Committee.

69. Mr. Chilton moved to adopt the CCL Resolutions, and each of the Defendant Directors voted in favor. Each of the Plaintiff Directors voted against the CCL Resolutions. Accordingly, the motion failed to carry.

70. Mr. Lichtenstein then introduced a set of resolutions he had circulated to the Board the day prior (the “Lichtenstein Resolutions”). If adopted, the Lichtenstein Resolutions would have:

(i)	memorialized the fact that the members of the Board disagree regarding who should be elected at the Annual Meeting if the Lockheed deal did not close;

(ii)	specified that the stockholders should resolve that dispute by voting for directors at the Annual Meeting;

(iii)	confirmed that the Company would remain neutral in the dispute between Plaintiffs and Defendants;

(iv)	specified that no one would be permitted to speak on behalf of the Company or use Company resources to support the election of Plaintiffs or Defendants;

(v)	waived the Company’s advance notice bylaw for a short period of time to permit Defendants to assemble and run a competing slate of directors for election at the Annual Meeting.

71. At Mr. Lichtenstein’s request, his counsel explained that Mr. Lichtenstein was proposing the resolutions because the Board was evenly divided regarding the upcoming election and could not act on behalf of the Company. Counsel for Mr. Lichtenstein noted that the Lichtenstein Resolutions contemplated that the Company’s advance notice bylaw would be waived to permit the Defendant Directors to run their own slate, and he emphasized that Mr. Lichtenstein would support a revision to permit a waiver for all stockholders.

72. Mr. Lichtenstein moved for a vote on the Lichtenstein Resolutions, and each of the Plaintiff Directors voted in favor. Each of the Defendant Directors voted against the Lichtenstein Resolutions. Accordingly, the motion failed to carry. Mr. Lichtenstein then adjourned the meeting.

H.	The Litigation and Defendants’ Response

73. On February 7, 2022, Plaintiffs initiated this litigation (the “Litigation”) and moved for a Temporary Restraining Order (“TRO”) to prevent any public statements or actions purportedly on behalf of the Company, or the use of Company resources, in support of the election efforts of any candidate for the upcoming director election, unless authorized by the Board.

74. Between February 11, 2022 and February 16, 2022, Defendants and Gibson Dunn purported to enter into the Joint Representation Agreement. The Board never authorized Gibson Dunn’s joint representation of the Company and Defendants or the execution of the Joint Representation Agreement. Neither Defendants nor Gibson Dunn disclosed the existence of the Joint Representation Agreement to Plaintiffs until April 27, 2022, when Defendants and Gibson Dunn filed their opposition to Plaintiffs’ motion to compel. Dkt. 160.

75. On February 11, 2022, Defendants filed a lawsuit on Defendants’ behalf and purportedly on behalf of the Company accusing Plaintiffs of breaching their fiduciary duties, seeking the appointment of a custodian, seeking to remove Mr. Lichtenstein as a director and seeking to disqualify Steel’s slate.

76. On February 13, 2022, Lockheed terminated the Merger Agreement and issued a press release announcing the termination.

77. On February 15, 2022, the Court heard Plaintiffs’ TRO application. During the hearing, the Court granted a TRO and directed the parties to submit an implementing order.

78. On February 23, 2022, the Court entered a TRO and issued an accompanying letter decision.

I.	Ms. Drake Nominates a Slate

79. On February 28, 2022, Ms. Drake delivered a letter to the Company purporting to nominate her own slate of director candidates for election at the Company’s upcoming Annual Meeting. The slate included four incumbent directors—Defendants Chilton, Corcoran, Drake and Lord—and four non-director candidates.

J.	Defendants Move for Entry of Final Judgment, Plaintiffs Move to Enforce the TRO, and Plaintiffs Move for Leave to Supplement Their Complaint

80. On March 7, 2022, the Defendants filed a Motion for Entry of a Final Order and Judgment (the “Final Order Motion”) as well as a Notice of Dismissal without Prejudice of Defendants’ claims.

81. On March 8, 2022, Plaintiffs filed a Motion to Enforce the TRO. On March 9, 2022, Gibson Dunn and RLF moved to withdraw their appearances as Company counsel in the Litigation.

K.	On March 13, 2022, Plaintiffs filed a Motion for Leave to Supplement Their Complaint. The March 22, 2022 Hearing

82. On March 22, 2022, the Court heard oral argument on Defendants’ Final Order Motion, Plaintiffs’ Motion for Leave to Supplement Their Complaint, and Plaintiffs’ Motion to Enforce the TRO. The Court denied Defendants’ Final Order Motion, granted Plaintiff’s Motion for Leave to Supplement Their Complaint, and entered a modified version of Plaintiffs’ proposed order granting their Motion to Enforce the TRO.

L.	Later on March 22, 2022, Plaintiffs filed their supplement. Defendants’ March 28, 2022 Stockholder Communication

83. On March 28, 2022, Defendants issued a press release, styled as a letter to the Company’s stockholders, entitled “Update on the Proxy Fight Launched at Aerojet Rocketdyne by Warren Lichtenstein, CEO of Steel Partners, and his Friends Martin Turchin, James Henderson and Audrey McNiff.” On March 29, 2022, Plaintiffs and Defendants agreed to approach Morris James and Debevoise about serving as neutral Company counsel. After securing Board approval, the Company later retained both firms.

M.	Continuing Board Dynamics

84. On April 5, 2022, Mr. Lichtenstein notified the FTC and the DOJ of an intent to purchase additional shares of Company stock. Mr. Lichtenstein provided that notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which would otherwise prohibit him or Steel Partners from acquiring additional shares of the Company.

85. The Board has not agreed on a date for the Annual Meeting.

86. On April 22, 2022, Defendants filed a preliminary proxy indicating they intended to solicit stockholder consents sufficient to call a special meeting of stockholders at which stockholders would be asked to remove the entire Board of directors and then replace it with the members of the Drake Slate.

N.	The Investigation Report

87. On May 2, 2022, the Non-Management Committee issued a memorandum directed to Ms. Drake and Mr. Lichtenstein (the “Committee Report”).

88. On May 3, 2022, Mr. Lichtenstein’s counsel sent a letter to Morris James and Debevoise requesting that the Board authorize the release of the Committee Report.

89. On May 4, Ms. Drake’s counsel joined in the request that the Board authorize the release of the Committee Report.

III.	ISSUES OF FACT AND LAW TO BE LITIGATED AT TRIAL

A.	Plaintiffs’ Issues of Fact and Law

90. Plaintiffs respectfully refer the Court to their Pre-Trial Brief for Plaintiffs’ statement of the issues of fact that they intend to establish at trial and statements of legal issues to be tried.

B.	Defendants’ Issues of Fact and Law

91. Defendants respectfully refer the Court to their Pre-Trial Brief for Defendants’ statement of the issues of fact that they intend to establish at trial and statements of legal issues to be tried.

IV.	STATEMENT OF RELIEF SOUGHT BY EACH PARTY

A.	Relief Sought by Plaintiffs

92. Plaintiffs request the following relief:

a. A declaration that actions purportedly taken by Defendants on behalf of the Company without proper authorization were unauthorized, invalid and void;

b. A permanent injunction prohibiting Defendants from taking any action or purporting to take any action on behalf of the Company without proper authorization;

c. A permanent injunction specifying that the Company and its officers, employees, agents and advisors in their capacity as such shall remain neutral in any electoral dispute between the Nominated Directors and the Excluded Directors;

d. Corrective disclosure confirming that (1) the press release issued in the Company’s name on February 1, the SEC filings issued on behalf of the Company on February 2, and statements to the media and stockholders by the Company’s personnel and public relations firm were unauthorized; (2) numerous post-TRO violations took place; (3) the lawyers advising the Non-Management Committee in connection with the Investigation had material conflicts of interest and (4) other matters as will be established at trial.

e. An order invalidating and prohibiting the use of any proxies granted in favor of Defendants on or before the issuance of the corrective disclosures described above;

f. An order holding Defendants in contempt for their repeated violations of the TRO and an award of attorney’s fees and expenses as a sanction for those violations;

g. Costs, expenses and disbursements of this actions, including attorneys’ fees; and

h. Granting such other and further relief as this Court shall deem just and proper.

B.	Relief Sought by Defendants

93. Defendants request the following relief:

a. A denial of the relief sought by Plaintiffs;

b. A declaration that Plaintiffs have violated and continue to violated their fiduciary duties;

c. A permanent injunction requiring Plaintiffs to recuse themselves from Board votes concerning Steel Partners;

d. Costs, expenses and disbursements of this action, including attorneys’ fees; and

e. Granting such other and further relief as this Court shall deem just and proper.

V.	DEFENDANTS’ COUNTERCLAIMS

94. Plaintiffs’ Position: Plaintiffs contend that Defendants’ Counterclaims are subject to pending motions to dismiss, seek plenary relief including damages and should not be addressed during the expedited trial. Plaintiffs note that Defendants never moved to expedite their Counterclaims. Plaintiffs further note that Defendants initially filed affirmative claims arising from the same alleged misconduct on February 11, 2022 and moved to expedite those affirmative claims. Both sides agreed to expedition, and the Court scheduled a dispositive motion hearing for April 9, 2022. See Dkt. 44. However, the dispositive motion hearing did not proceed because Defendants unilaterally dismissed their affirmative claims and moved for entry of final judgment against themselves on March 7, 2022. See Dkt. 55; Dkt. 56. Plaintiffs submit that, by voluntarily dismissing their affirmative claims on March 7 and then waiting until April 21, 2021 to file their Counterclaims, Defendants deprived Plaintiffs of a fair opportunity to develop their defenses, including because the deadlines for the service of written discovery, the completion of document production and the exchange of privilege logs had already expired. See Dkt. 108.

95. Defendants’ Position: Defendants disagree. Defendants’ counterclaims are part of the same action and arise out of the same facts and circumstances as Plaintiffs’ claims. The counterclaims are inextricably linked with Defendants’ affirmative defenses, and Plaintiffs do not dispute that Defendants are entitled to present evidence regarding their affirmative defenses to Plaintiffs’ claims. Bifurcating the trial as Plaintiffs propose will also not serve the interest of judicial efficiency nor abide by Court of Chancery Rule 1, as Defendants will already be presenting the same evidence on their affirmative defense of unclean hands as would be presented at a subsequent proceeding on Defendants’ counterclaims.

VI.	THE MANAGEMENT ACTION

96. On February 11, 2022, Defendants filed the action styled Aerojet Rocketdyne Holdings, Inc. et al. v. Lichtenstein et al., C.A. No. 2022-0146-LWW

(the “Management Action”), asserting individual and derivative claims and also including the Company as a named plaintiff.

97. On February 25, 2022, the Court entered an order consolidating the Management Action with this action.

98. On March 7, 2022, Defendants filed a notice of voluntary dismissal purporting to dismiss the claims asserted by Defendants in the Management Action. In view of the Court’s TRO ruling, the notice of voluntary dismissal did not address the claims brought on behalf of the Company.

99. To resolve the foregoing issues, the parties have agreed that the Company’s neutral counsel at Morris James should file a notice dismissing the claims purportedly brought on behalf of the Company without prejudice.

VII.	AMENDMENT TO THE PLEADINGS

100. Neither Party currently contemplates any amendments to the pleadings. The Parties reserve the right to seek amendment of the pleadings to conform to the evidence in accordance with Court of Chancery Rule 15(b). The Parties reserve the right to oppose any further amendment of the pleadings.

VIII.	LIST OF WITNESSES

A.	Plaintiffs’ Witnesses

101. Plaintiff expects to call the following witnesses live at trial:

a.	Warren G. Lichtenstein

b.	James R. Henderson

c.	Audrey A. McNiff

d.	Martin Turchin

e.	General Kevin P. Chilton

f.	Thomas A. Corcoran

g.	Eileen P. Drake

h.	General Lance W. Lord

i.	Daniel Boehle

j.	Bill Anderson

k.	James J. Moloney

102. Plaintiffs further reserve the right to call by deposition at trial any witness to the extent permitted under applicable rules, by order of the Court, or by agreement of the parties.

B.	Defendants’ Witnesses

103. Defendants expect to call the following witnesses live at trial:

a.	Eileen P. Drake

b.	Gen. Kevin P. Chilton

c.	Thomas A. Corcoran

d.	General Lance W. Lord

e.	Warren G. Lichtenstein

f.	James R. Henderson

g.	Audrey A. McNiff

h.	Martin Turchin

i.	Daniel Boehle

104. Defendants further reserve the right to call by deposition at trial any witness to the extent permitted under applicable rules, by order of the Court, or by agreement of the parties.

C.	Reservation of Rights

105. The parties may narrow their witness lists up to and including the time of trial, and they may call other persons to testify in rebuttal or for impeachment. If a party removes from its witness list any witness that it controls after the date of submission of this Pre-Trial Order, that party shall nevertheless make such witness available for the opposing party to call at trial.

106. Each party reserves its right to seek in good faith to supplement its witness list up to and including the time of trial, and each party reserves the right to object to any such attempt to supplement.

107. Each party shall promptly notify the opposing party of any changes to its respective witness list.

108. The parties reserve the right to (a) rely upon the testimony of any witness(es) identified by or called by any other party; (b) call any witness on any other party’s witness list; (c) call or introduce testimony from any witness(es) necessary for impeachment or rebuttal purposes, if previously identified; and (d) object to any trial testimony offered by any witness not identified in this Pre-Trial Order.

D.	Deposition Testimony

109. On May 16, 2022, Plaintiffs lodged copies of all deposition transcripts for each deposition taken in this action. The lodging of or any other presentation of deposition testimony with the Court is without prejudice to any party’s objection to the admissibility of such testimony.

110. Any party may use any deposition taken in this case in connection with trial, including in pre-trial briefing and post-trial briefing (if any), subject to the Delaware Rules of Evidence and Court of Chancery Rule 32. Deposition testimony shall be admitted into evidence to the extent such testimony (i) is used at trial or is specifically cited in the parties’ pre-trial briefs or post-trial briefs (if any); and (ii) is admissible under the Delaware Rules of Evidence and Court of Chancery Rules. Deponents whose testimony is cited need not be separately listed as trial witnesses. Subject to Court of Chancery Rule 32, the admissibility of deposition testimony cited in the parties’ briefs shall be subject to the Court’s determination of any evidentiary objection made by a party as if the deponent were testifying live at trial.

111. The parties shall not exchange deposition designations, counter-designations, or reply designations. Each party reserves any and all objections to the admissibility of deposition testimony. In addition, any party shall remain free to address the weight, if any, the Court should place on any such deposition testimony that is admitted.

112. The agreement regarding the use of deposition testimony shall not affect the right of any party to compel any adverse party or non-party witness to testify live at trial.

IX.	WITNESS ORDER

113. The parties shall exchange their proposed witness order by 5:00 p.m. EDT on May 17, 2022. Should a party decide not to call a designated witness, the party shall promptly, and in all events no later than 7:00 p.m. the day before the witness is set to testify, provide notice of the change to the opposing party.

X.	STIPULATIONS REGARDING WITNESSES

114. Fact witnesses shall not be called more than once, except to the extent they are called in rebuttal. Any party reserves the right to call its own witnesses for rebuttal.

115. When a witness testifies, the party controlling the witness shall present any direct examination of such witness first. Other parties may then cross-examine without limitation to the scope of the direct examination, except that cross-

examination of witnesses called in a party’s rebuttal case shall be limited to the scope of the direct examination in such rebuttal case.

XI.	TRIAL AND TRIAL RECORD

116. The parties shall submit to the Court, along with this Pre-Trial Order, a list of chronological Joint Trial Exhibits (the “Exhibit List”). Each of the parties reserves the right to use, at trial, any exhibit from the Exhibit List identified by any party.

117. The Exhibit List will assign each exhibit a unique “JX” number. The Exhibit List will identify each exhibit by date (where available) and bates number (where available), provide a brief description of the document, and list the occasions (if any) on which the document was marked as a deposition exhibit. The Exhibit List will identify any objections that any party has to the exhibit. Unless an objection to a proposed trial exhibit has been noted on the Exhibit List or an objection is raised in post-trial briefing, all exhibits on the Exhibit List shall be deemed admitted into evidence without objection. The merits of objections noted on the Exhibit List, unless resolved at trial, will be addressed in the parties’ post-trial briefs.

118. The Parties may supplement the Exhibit List at any time before the conclusion of trial, with each side reserving its right to object to any such supplemental exhibits. The party supplementing the Exhibit List shall simultaneously provide to the other party copies of the exhibit or exhibits to be added to the Exhibit List.

119. The parties shall prepare binders containing the exhibits from the Exhibit List and provide the Court with five sets of the binders, which will be delivered to the Court on or before the first day of trial: one for the Court, one for the Court’s clerk, one for the Register in Chancery, one for the court reporters, and one for use by the witnesses. Plaintiffs shall be responsible for arranging the printing, marking/labeling, binding, and tabbing of the exhibits provided to the Court, but each side shall bear 50% of the costs.

120. Demonstrative exhibits need not appear on the Exhibit List. The parties shall exchange any demonstrative exhibit(s) by 8:00 p.m. on the day before the trial day on which those exhibit(s) will be used. The opposing party shall make a good faith effort to advise of any objection to the demonstrative by 11:00 p.m., and will in any event advise of any objection before trial begins the following day. However, if a demonstrative exhibit is prepared in response to testimony that was given for the first time at trial, it shall be provided to counsel for the opposing party at the earliest practicable time. This paragraph shall not be construed as a limitation on a party’s right to create demonstrative exhibits during the course of testimony at trial, nor shall it require the advance exchange of exhibits that are merely excerpts, enlargements, or highlights of trial exhibits. The parties reserve the right to object to any demonstrative exhibit(s).

121. All exhibits on the Exhibit List shall be contained in the trial exhibit binders provided to the Court, with the exception of native files that cannot readily be printed in a usable format or a format that reflects the characteristics of the native file or that the parties otherwise agree will be presented only in native format. The parties will provide a flash drive or other data storage device containing native versions of any files from the Exhibit List that the parties intend to submit as trial exhibits in native form. For any files presented only in native format, a slip sheet stating “Produced in Native” (or similar) shall be included in the trial exhibit binders. Native versions presented to a witness shall be entered in the record, subject to objections, in the same manner as other trial exhibits, notwithstanding their presentation as native versions.

122. Use of a Company-privileged document at trial shall not constitute a waiver of the Company’s privilege.

XII.	TRIAL LOGISTICS

123. The Court has allotted three days for trial beginning on May 23, 2022 at 9:15 a.m. in Wilmington, Delaware, starting at 9:15 a.m. each day. The parties have agreed to divide trial time equally, with Plaintiffs having one-half and Defendants having the other half of the calculable trial time. Unless otherwise ordered by the Court, each party will be charged with all the time its counsel uses when questioning a witness, whether on direct examination, cross-examination, redirect examination, or otherwise.

124. Unless otherwise ordered by the Court, time spent addressing in-trial motions or evidentiary issues shall be split equally between each side. Time used by the Court or by either party addressing the Court’s questions will be split equally between each side.

125. If any party intends to read or play deposition testimony during the trial (other than for the purpose of impeachment), such party shall give at least 48 hours’ notice.

XIII.	PRE-TRIAL CONFERENCE

126. A telephonic pre-trial teleconference has been scheduled for May 17, 2022, at 3:30 p.m. Plaintiffs shall provide a dial-in for the teleconference in advance.

XIV.	POST-TRIAL BRIEFING AND ARGUMENT

127. Plaintiffs’ Position: Plaintiffs propose that the following schedule shall govern post-trial briefing and argument: (i) simultaneous post-trial briefs shall be filed on May 30, 2022; and (ii) post-trial argument shall be held in early June sufficiently in advance of the special meeting of stockholders that Defendants have called in advance of June 21, 2022.

128. Defendants’ Position: Defendants propose that the following schedule shall govern post-trial briefing and argument: (i) simultaneous opening post-trial briefs shall be filed on June 6, 2022; and (ii) simultaneous answering post-trial briefs shall be filed on June 10, 2022. The parties and the Court shall discuss the scheduling of post-trial oral argument at the conclusion of the trial.

XV.	AMENDMENT OF PRE-TRIAL ORDER

129. This Pre-Trial Order may be amended upon application to the Court by any party for good cause shown or by agreement of the parties with approval of the Court.

XVI.	EFFECT OF THIS ORDER

130. This Order shall supplement the pleadings and govern the course of trial unless modified by the Court for good cause shown.

/s/ A. Thompson Bayliss
OF COUNSEL:	A. Thompson Bayliss (#4379)
Michael A. Barlow (#3928)
R. Brian Timmons, Esq.	Eliezer Y. Feinstein (#6409)
QUINN EMANUEL	ABRAMS & BAYLISS LLP
URQUHART & SULLIVAN, LLP	20 Montchanin Road, Suite 200
865 S. Figueroa Street, 10th Floor	Wilmington, Delaware 19807
Los Angeles, California 90017	(302) 778-1000
(213) 443-3000

Attorneys for Warren G.
Ellison Ward Merkel, Esq.	Lichtenstein
K. McKenzie Anderson, Esq.
QUINN EMANUEL

URQUHART & SULLIVAN, LLP
51 Madison Avenue, 22nd Floor
New York, New York 10010
(212) 849-7000

Joseph Margolies, Esq.
QUINN EMANUEL
URQUHART & SULLIVAN, LLP
191 N. Wacker Drive, Suite 2700
Chicago, Illinois 60606
(312) 705-7000
/s/ Matthew F. Davis
Peter J. Walsh, Jr. (#2437)
Matthew F. Davis (#4696)
Abraham C. Schneider (#6696)
Patrick A. Lockwood (#6851)
POTTER ANDERSON
& CORROON LLP
1313 North Market Street
Hercules Plaza, 6th Floor
Wilmington, DE 19801
(302) 984-6000

Attorneys for Plaintiffs James R.
Henderson, Audrey A. McNiff and
Martin Turchin

/s/ Kevin M. Gallagher
OF COUNSEL:	Raymond J. DiCamillo (#3188)
Kevin M. Gallagher (#5337)
Mark A. Kirsch	Daniel E. Kaprow (#6295)
Adam H. Offenhartz	Caroline M. McDonough (#6870)
GIBSON, DUNN & CRUTCHER LLP	RICHARDS, LAYTON & FINGER, P.A.
200 Park Avenue	920 North King Street
New York, New York 10166	Wilmington, Delaware 19801
(212) 351-4000	(302) 651-7700

Brian M. Lutz GIBSON, DUNN & CRUTCHER LLP 555 Mission Street, Suite 3000 San Francisco, CA 94105 (415) 393-8200

/s/ David J. Margules
David J. Margules (#2254)
Elizabeth A. Sloan (#5045)
Brittany M. Giusini (#6034)
Colin B. Davis	Ballard Spahr LLP
GIBSON, DUNN & CRUTCHER LLP	919 N Market St., 11th Floor
3161 Michelson Drive	Wilmington, Delaware 19801
Irvine, California 92612	(302) 252-4465
(949) 451-3800
Attorneys for Eileen P. Drake,
Thomas A. Corcoran, Kevin P.
Chilton, and Lance W. Lord

/s/ John W. Noble
John W. Noble (#006)
Lewis H. Lazarus (#2374)
Albert H. Manwaring, IV (#4339)
Morris James LLP
500 Delaware Avenue, Suite 1500
Wilmington, Delaware 19801
(302) 888-6800

Attorneys for Nominal Party Aerojet
Rocketdyne Holdings, Inc.

IT IS SO ORDERED, this          day of                     , 2022.

Vice Chancellor Lori W. Will

CERTIFICATE OF SERVICE

I hereby certify that on May 18, 2022, my firm caused true and correct copies of the foregoing Public Version of Joint Pre-Trial Stipulation and [Proposed] Order to be served by File & ServeXpress upon the following counsel of record:

Peter J. Walsh, Jr., Esq.	David J. Margules, Esq.
Matthew F. Davis, Esq.	Elizabeth A. Sloan, Esq.
Abraham Schneider, Esq.	Brittany M. Giusini, Esq.
Patrick A. Lockwood, Esq.	BALLARD SPAHR LLP
POTTER ANDERSON & CORROON LLP	919 N Market St., 11th Floor
1313 N. Market Street, 6th Floor	Wilmington, Delaware 19801
Hercules Plaza
Wilmington, Delaware 19801

Martin S. Lessner, Esq.	The Honorable John W. Noble
Elisabeth S. Bradley, Esq.	Lewis H. Lazarus, Esq.
Alberto E. Chávez, Esq.	Albert H. Manwaring, IV, Esq.
YOUNG CONAWAY STARGATT &	MORRIS JAMES LLP
TAYLOR, LLP	500 Delaware Avenue, Suite 1500
Rodney Square	Wilmington, Delaware 19801
1000 North King Street
Wilmington, Delaware 19801

Raymond J. DiCamillo, Esq.
Kevin M. Gallagher, Esq.
Daniel E. Kaprow, Esq.
Caroline M. McDonough, Esq.
RICHARDS, LAYTON & FINGER, P.A. 920 North King Street
Wilmington, Delaware 19801

/s/ Samuel D. Cordle
Samuel D. Cordle (#6717)